Exhibit 16.1

September 30, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have read the statements made by Qunar Cayman Islands Limited, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4(d) of Form F-1 and included in the registration statement on Form F-1 of Qunar Cayman Islands Limited dated September 30, 2013. We agree with the statements concerning our Firm in the section “Change in Accountants” in such Form F-1.

Very truly yours,

PricewaterhouseCoopers Zhong Tian LLP (successor to PricewaterhouseCoopers Zhong Tian CPAs Limited Company)

Beijing, the People’s Republic of China